Exhibit 99.1

Arbor Realty Trust Closes $825 Million Collateralized Loan Obligation Securitization

Uniondale, NY, August 11, 2026 -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced the closing of an $825 million commercial real estate mortgage loan securitization (the “Securitization”). An aggregate of approximately $730.1 million of investment grade-rated notes were issued (the “Notes”) and Arbor retained subordinate interests in the issuing vehicle of approximately $112.4 million. The $825 million of collateral includes approximately $56.7 million of capacity to acquire additional loans for a period of up to 180 days from the closing date of the Securitization.
The Notes have an initial weighted average spread of 1.76% over Term SOFR, excluding fees and transaction costs. The facility has a reinvestment period of approximately two years and six months that allows the principal proceeds from repayments of the portfolio assets to be reinvested in qualifying replacement assets, subject to certain conditions.
The offering of the investment grade-rated Notes was made pursuant to a private placement. The investment grade-rated Notes were issued under an indenture and secured initially by a portfolio of real estate related assets and cash with a face value of $825 million, with such real estate related assets consisting primarily of first mortgage bridge loans.
Arbor intends to own the portfolio of real estate related assets through the vehicle until its maturity and expects to account for the Securitization on its balance sheet as a financing. Arbor will use the proceeds of this Securitization to repay borrowings under its current credit facilities, pay transaction expenses and fund future loans and investments.
Certain of the Notes were rated by Fitch Ratings, Inc. and all of the Notes (other than the most subordinate class of Notes) were rated by Kroll Bond Rating Agency, LLC.
The Notes are not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Exhibit 99.1
About Arbor Realty Trust, Inc.
Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender and Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.
Safe Harbor Statement
Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Contact:	Arbor Realty Trust, Inc. Investor Relations 516-506-4200 InvestorRelations@arbor.com